                                                                    Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 33-50907 of Morgan Stanley Global Utilities Fund (the "Fund"), on Form N-1A of our report dated April 19, 2005, appearing in the February 28, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
June 27, 2005